PROSPECTUS SUPPLEMENT NO. 1 FILED PURSUANT TO RULE 424(B)(3) AND (C)
(TO PROSPECTUS DATED JUNE 13, 2005)  REGISTRATION NO. 333-124277

This prospectus supplement supplements the prospectus dated June 13, 2005 of U.S. Energy Corp. (“USE” or the “company”) relating to the public offer and sale by the selling shareholders of up to 4,520,375 shares of common stock ($0.01 par value): 2,913,582 shares which may be issued on conversion of outstanding debentures ($4,720,000 principal and interest) at $2.43 per share (with the number of shares multiplied by 150%) and up to 1,606,793 shares which may be issued on exercise of outstanding warrants at $3.63 per share (with the number of shares multiplied by 150%).

This prospectus supplement should be read in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this supplement supersedes the information contained in the prospectus.

SEE “RISK FACTORS” BEGINNING ON PAGE 9 OF THE PROSPECTUS AND THE TABLE OF CONTENTS ON PAGE 3 OF THE PROSPECTUS.

The selling shareholder identified as “HPC Capital Management” has assigned 50,000 of the total 100,000 warrants held by it, to PEF Advisors LLC, and 25,000 of the warrants to Vincent Sbarra. Accordingly, the number of shares registered for resale by HPC Capital Management, using the 150% anti-dilution formula, is now 37,500 shares if it exercises its 25,000 remaining warrants and the anti-dilution provisions of the warrant are triggered before exercise; PEF Advisors LLC is now added as a potential seller of up to 50,000 shares, having exercised its warrant without the anti-dilution provisions being triggered (PEF Advisors LLC has exercised its warrants for 50,000 shares); and Vincent Sbarra is now a potential seller of up to 37,500 shares if he exercises his 25,000 warrants and the anti-dilution provisions of the warrant are triggered before exercise.

The date of this prospectus supplement is January 18, 2006
End of prospectus supplement